Exhibit 99.1

BWAY Parent Company, Inc. Announces Consent Solicitation

Atlanta, GA – October 5, 2012— BWAY Parent Company, Inc. (“BWAY Parent”) announced that its wholly-owned subsidiary, BWAY Holding Company (“BWAY” or the “Company”), has commenced a consent solicitation with respect to proposed amendments to the indenture governing its 10% Senior Notes due 2018 (CUSIP No. 12429TAB0) (the “Notes”), upon the terms and subject to the conditions set forth in the Consent Solicitation Statement dated October 5, 2012 (the “Statement”).

The Company is soliciting consents from holders of record as of 5:00 p.m., New York City time, on October 5, 2012, to certain proposed amendments (the “Proposed Amendments”) to the indenture governing the Notes (the “Indenture”), to reflect the Company’s new equity ownership and to waive the obligation to make and consummate a COC Offer (as defined below) upon the closing of the Merger (as defined below) by amending certain provisions of the Indenture, including the definition of “Change of Control”. Subject to the terms and conditions set forth in the Statement, the Company will pay eligible holders who validly deliver and do not revoke their consents on or prior to 5:00 p.m., New York City time, on October 12, 2012, as may be extended by the Company in accordance with the statement (the “Expiration Date”), a cash payment equal to $2.50 per $1,000 aggregate principal amount of Notes consented (the “Consent Fee”). The Consent Fee will only be payable upon, among other things, the receipt of Requisite Consents (as defined below) and the closing of the Merger.

BWAY is seeking the Proposed Amendments in connection with the previously announced merger agreement entered into by BOE Intermediate Holding Corporation (“Buyer”), BOE Merger Corporation (“Merger Sub”), BWAY Parent and Madison Dearborn Capital Partners VI-A, L.P., pursuant to which Buyer has agreed to acquire all of the outstanding shares of common stock of BWAY Parent upon the terms and subject to the conditions set forth in the Merger Agreement, in connection with the merger of Merger Sub with and into BWAY Parent (the “Merger”) with BWAY Parent surviving the Merger as a direct wholly-owned subsidiary of Buyer, and an indirect wholly-owned subsidiary of BOE Holding Corporation. If the Merger is consummated and the Proposed Amendments do not become effective immediately prior to that time, a Change of Control (as defined in the Indenture) is expected to occur, which would require BWAY to make an offer to repurchase the Notes at 101% of the principal amount thereof plus accrued and unpaid interest (the “COC Offer”).

Separately, Merger Sub intends to promptly commence a COC Offer pursuant to the Indenture prior to and conditioned upon the satisfaction of several conditions, including the consummation of the Merger. However, if the Requisite Consents are received on or prior to the Expiration Date and the supplemental indenture has become effective, the COC Offer will be terminated and no Notes will be required to be purchased pursuant to such COC Offer.

The consent solicitation is subject to customary conditions, including, among other things, the receipt of valid and unrevoked consents with respect to a majority in aggregate principal amount of the Notes (the “Requisite Consents”) prior to the Expiration Date. The Proposed Amendments will be effected by supplemental indenture to the Indenture which will be executed promptly after the receipt of Requisite Consents (the “Consent Time”), as described in more detail in the Statement. Delivered consents may be validly revoked prior to the earlier of the Consent Time and the Expiration Date. However, the Proposed Amendments with respect to the Notes will not become operative until immediately prior to when the Merger is consummated and shall cease to be operative if the Merger is not consummated or Merger Sub does not pay the Consent Fee. The Merger is expected to be consummated within the next 45 days. Except for amendments relating to the Company’s new equity ownership and the pending change of control and related provisions, there are no other amendments to the Indenture being sought in connection with the consent solicitation.

The consent solicitation is being made solely on the terms and subject to the conditions set forth in the Statement and the accompanying letter of consent. BWAY may, in its sole discretion, terminate, extend or amend the consent solicitation at any time as described in the Statement.

Merger Sub has retained BofA Merrill Lynch to act as solicitation agent in connection with the consent solicitation. Questions may be directed to BofA Merrill Lynch at (888) 292-0070 (toll free) or (980) 388-4813 (collect). Merger Sub has retained Global Bondholder Services Corporation to act as the information agent for the consent solicitation. Questions and requests for additional documents may be directed to Global Bondholder Services Corporation at (866) 937-2200 (toll free) or (212) 430-3774 (collect).

This announcement is for information purposes only and is neither an offer to sell nor a solicitation of an offer to buy any security. This announcement is also not a solicitation of consents with respect to the proposed amendment or any securities. The solicitation of consents is not being made in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such solicitation under applicable state or foreign securities or “blue sky” laws.

About BWAY Corporation

BWAY Corporation is a leading North American supplier of general line rigid containers. The Company operates 22 plants throughout the United States and Canada serving industry leading customers on a national basis.

Contacts

Jeffrey M. O’Connell

Phone: (770) 645-4800

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